PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-105923

FOUNDATION CAPITAL RESOURCES, INC.

UP TO $55,000,000
CERTIFICATES OF INDEBTEDNESS
(2003 Series A, B, C and D)

PROSPECTUS SUPPLEMENT DATED NOVEMBER 21, 2003
TO
PROSPECTUS DATED OCTOBER 16, 2003

          This Prospectus Supplement updates and supplements the Prospectus of Foundation Capital Resources, Inc. dated October 16, 2003 (the "Prospectus"). Capitalized terms not otherwise defined in this Prospectus Supplement have the meanings given to them in the Prospectus.

          THIS PROSPECTUS SUPPLEMENT CONTAINS MODIFICATIONS TO THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT MUST BE READ TOGETHER WITH THE PROSPECTUS AND CONSTITUTES A PART OF THE PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CONSIDER AN INVESTMENT IN FOUNDATION CAPITAL'S DEBT CERTIFICATES ONLY AFTER CAREFULLY REVIEWING BOTH THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT.

Updated Financial Statements

          Annex A to this Prospectus Supplement contains the following financial statements of Foundation Capital, Foundation Capital Partners I, LLLP ("FCPI") and Foundation Capital Partners II, LLLP ("FCPII"):

          •     for Foundation Capital: Consolidated Balance Sheets as of September 30, 2003 (unaudited) and December 31, 2002; Consolidated Statements of Operations for the three-month and nine-month periods ended September 30, 2003 and September 30, 2002 (unaudited); Consolidated Statements of Cash Flows for the nine-month periods ended September 30, 2003 and September 30, 2002 (unaudited); and Notes to Consolidated Financial Statements (unaudited);

          •     for FCPI: Balance Sheets as of September 30, 2003 (unaudited) and December 31, 2002; Statements of Operations for the three-month and nine-month periods ended September 30, 2003 and September 30, 2002 (unaudited); Statements of Cash Flows for the nine-month periods ended September 30, 2003 and September 30, 2002 (unaudited); and Notes to Financial Statements (unaudited); and

          •     for FCPII: Balance Sheets as of September 30, 2003 (unaudited) and December 31, 2002; Statements of Operations for the three-month and nine-month periods ended September 30, 2003 and September 30, 2002 (unaudited); Statements of Cash Flows for the nine-month periods ended September 30, 2003 and September 30, 2002 (unaudited); and Notes to Financial Statements (unaudited).

Election to be Recognized as a REIT for Tax Purposes

          On October 1, 2003, Foundation Capital received a favorable ruling from the Internal Revenue Service ("IRS") in response to a Private Letter Ruling request that was made in April 2003.  In this matter, Foundation Capital requested the IRS to determine that Foundation Capital's stock that is held by certain tax-exempt organizations not be treated as stock held by an individual.  The IRS ruling was limited to a single matter possibly affecting Foundation Capital's treatment as a REIT. The IRS will not issue a ruling that Foundation Capital currently qualifies or will qualify in all respects to be taxed as a REIT, since there are multiple factors that will determine the qualification of Foundation Capital to be taxed as a REIT in any year. There can be no assurance, therefore, as to whether or when Foundation Capital will qualify to be taxed as a REIT. For more information, see

"Federal Income Tax Considerations--Taxation as a REIT" and "--Tax Classification of Foundation Capital" in the Prospectus.

          Based upon current expectations of its income for 2003, Foundation Capital is planning to make a formal election with the IRS to be recognized as a REIT for tax purposes for the year ending December 31, 2003. This election is expected to be made when Foundation Capital files its corporate income tax return in early 2004.

Proposed Mergers of FCPI and FCPII With and Into Foundation Capital

          General. The Prospectus states that Foundation Capital has asked its legal and accounting advisors to explore a transaction that would result in the consolidation of FCPI and FCPII with and into Foundation Capital by merger or other type of transaction. The Prospectus further states that, as of the date of the Prospectus, the terms and timing of such a transaction had not yet been determined.

          As of November 19, 2003, Foundation Capital, FCPI and FCPII entered into an Agreement and Plan of Merger (the "Merger Agreement") whereby both FCPI and FCPII will be merged with and into Foundation Capital, with Foundation Capital surviving the transaction. Completion of the transactions contemplated by the Merger Agreement is subject to the further approval of Foundation Capital's shareholders, the limited partners of FCPI and the limited partners of FCPII. To this end, meetings of Foundation Capital's shareholders, the limited partners of FCPI and the limited partners of FCPII have been scheduled for December 3, 2003. It is expected that approvals of the transactions contemplated by the Merger Agreement will occur at these meetings. If such approvals are obtained, it is expected that the mergers will become effective as of December 31, 2003.

          Effects of Proposed Mergers. If the Merger Agreement is approved and adopted by Foundation Capital's shareholders, the limited partners of FCPI and the limited partners of FCPII, and the transactions contemplated by the Merger Agreement are completed:

          •     FCPI will merge with and into Foundation Capital.

          •     FCPII will merge with and into Foundation Capital.

          •     The separate existence of each of FCPI and FCPII will cease.

          •     Foundation Capital will continue in existence as the surviving entity in the mergers.

          •     Each limited partnership Unit of FCPI and each limited partnership Unit of FCPII outstanding immediately before the mergers will automatically be converted into one share of Foundation Capital Common Stock and each general partnership Unit in FCPI and FCPII will be cancelled.

          •     The persons who are the Directors and officers of Foundation Capital immediately before the effective time of the mergers will continue to be the surviving corporation's Directors and officers, until changed in accordance with Foundation Capital's Bylaws and applicable law.

          •     Similarly, Foundation Capital's Restated Articles of Incorporation and Bylaws, as in effect immediately before the effective time of the mergers, will continue to be the surviving corporation's articles of incorporation and bylaws, until thereafter amended in accordance with their terms and applicable law.

          •     Each of the Guaranties of the Debt Certificates will be unnecessary and will cease to exist since the guarantors (FCPI and FCPII) will have merged with and into Foundation Capital.

          The mergers are anticipated to be effective on December 31, 2003. However, completion of the mergers is subject to the conditions described in the Merger Agreement, as well as approval by Foundation Capital's shareholders, the limited partners of FCPI and the limited partners of FCPII. In addition, the Merger Agreement may be modified or terminated at any time before the mergers are completed.

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          Reasons for the Mergers. As limited partnerships, FCPI and FCPII are not subject to federal corporate income taxation. Similarly, if Foundation Capital qualifies for taxation as a REIT and distributes to its shareholders at least 90% of its REIT taxable income (excluding net capital gains), Foundation Capital generally will not be subject to federal corporate income tax on the portion of its ordinary income or capital gain that is timely distributed to shareholders. Since Foundation Capital now plans to make a formal election to be taxed as a REIT for 2003, Foundation Capital believes that merging FCPI and FCPII with and into Foundation Capital will be beneficial since it will streamline the day-to-day operations and reporting processes and will add efficiency to business operations.

          Pro Forma Financial Information. Annex B to this Prospectus Supplement contains certain unaudited pro forma financial information of Foundation Capital as of September 30, 2003 and for the year ended December 31, 2002 as if the proposed mergers of FCPI and FCPII with and into Foundation Capital had occurred as of January 1, 2002.

          Pro Forma Principal Shareholder Information. The following table provides information concerning beneficial ownership of Foundation Capital's Common Stock as of September 30, 2003, by:

•	each shareholder that we know owns more than 5% of our outstanding Common Stock;

•	each of our named executive officers;

•	each of our Directors; and

•	all of our Directors and executive officers as a group.

          The table also contains additional columns that reflect the expected conversion of limited partnership Units of FCPI and FCPII into Foundation Capital Common Stock on a one-for-one basis in the above-described mergers:

	Before the Mergers			After the Mergers
Name and Address of Owner	Number of Shares of Common Stock Held Directly and Indirectly		Percentage Ownership of Common Stock Held Directly and Indirectly(1)	Number of Shares of Common Stock Held Directly and Indirectly		Percentage Ownership of Common Stock Held Directly and Indirectly

A.J. Braswell 32 Black Banks Drive St. Simons Is., GA 31522	673.86	(2)	*	3,231.17	(2)	*

James LeRoy Roberts 1812 Hunting Ridge Road Raleigh, NC 27615	3,058.96	(3)	2.07%	3,058.96	(3)	*

Wayne Shirley 6201 104th Avenue, N.E. Kirkland, WA 98033	11.21	(4)	*	11.21	(4)	*

Kenneth C. Bray P. O. Box 1569 Duluth, GA 30096	121.67	(5)	*	121.67	(5)	*

Dr. K. Milton Higgins 945 West Alamos Fresno, CA 93705	2,724.31	(6)	1.85%	2,724.31	(6)	*

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	Before the Mergers			After the Mergers
Name and Address of Owner	Number of Shares of Common Stock Held Directly and Indirectly		Percentage Ownership of Common Stock Held Directly and Indirectly(1)	Number of Shares of Common Stock Held Directly and Indirectly		Percentage Ownership of Common Stock Held Directly and Indirectly

Susan Eames 1222 16th Avenue South Nashville, TN 37212	--		--	--		--

Clay Corvin 3939 Gentilly Blvd. New Orleans, LA 70126	--		--	--		--

Douglas H. Veazey 1430 Lelia Drive Jackson, MS 39216	587.53	(7)	*	587.53	(7)	*

Bobby D. Ray 1430 Lelia Drive Jackson, MS 39216	587.53	(7)	*	587.53	(7)	*

Barry S. Winford 1430 Lelia Drive Jackson, MS 39216	615.66	(7),(8)	*	615.66	(7), (8)	*

David B. Parker P. O. Box 12609 Oklahoma City, OK 73157	--		--	--		--

Assemblies of God Loan Fund (9)	31,335.93		21.24%	31,335.93		0.18%

Assemblies of God Financial Services Group(9)	31,335.93		21.24%(10)	8,589,750.65	(10)	49.46%

Assemblies of God Foundation(9)	31,335.93		21.24%	31,335.93		0.18%

Ministers Benefit Association(9)	31,335.93		21.24%	31,335.93		0.18%

Foundation Ministries Loan Fund(9)	--		--	8,610,327.48	(11)	49.58%

All Officers and Board of Directors as a group (10 persons)	8,380.73		5.68%	10,938.04		0.06%

_____________________

*	Indicates less than 1% ownership.

(1)

For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock outstanding as of September 30, 2003 was 147,543.08. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. As of September 30, 2003, there were 110 record

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holders of Foundation Capital's Common Stock. There is no established trading market for Foundation Capital's Common Stock.
(2)

Includes 86.33 shares of Foundation Capital's Common Stock owned by Mr. Braswell and 587.53 shares of Foundation Capital's Common Stock held by the Manager. Mr. Braswell, as an officer of the Manager, may be deemed to beneficially own the Manager's shares. Also includes 2,557.31 shares held by Partners III, a partnership in which Mr. Braswell is one of three partners. Does not include 22.46 shares of Foundation Capital's Common Stock held by Mr. Braswell's wife, Phyllis Braswell.

(3)	Does not include 3,058.96 shares of Foundation Capital's Common Stock held by Mr. Roberts' wife, Jeanine Roberts.
(4)	Does not include 11.21 shares of Foundation Capital's Common Stock held by Mr. Shirley's wife, Sheri Shirley.
(5)	Does not include 121.67 shares of Foundation Capital's Common Stock held by Mr. Bray's wife, Cynthia B. Bray.
(6)

Includes 224.31 shares of Foundation Capital's Common Stock owned by Dr. Higgins and 2,500 shares of Foundation Capital's Common Stock held by California Baptist Foundation. Dr. Higgins, as an officer of the California Baptist Foundation, may be deemed to beneficially own California Baptist's shares. Does not include 224.31 shares of Foundation Capital's Common Stock held by Dr. Higgins' wife, Jarrene Higgins.

(7)

Includes 587.53 shares of Foundation Capital's Common Stock held by the Manager. Mr. Veazey, Mr. Ray and Mr. Winford, as officers of the Manager, may be deemed to beneficially own the Manager's shares.

(8)

Includes 28.13 shares of Foundation Capital's Common Stock owned by Mr. Winford. Does not include 28.03 shares of Foundation Capital's Common Stock held by Mr. Winford's wife, Christine Winford, or 28.03shares of Foundation Capital's Common Stock held by each of Mr. Winford's daughters, Aiden Winford and Brittan Winford.

(9)	The address for all of these entities is 1661 North Boonville Ave. Suite B, Springfield, MO 65803.
(10)

Consists of shares of Common Stock that were converted from Class II Preferred Stock. The "After the Mergers" column also includes 8,558,414.72 shares of Common Stock that would have been converted from limited partnership Units in FCPII had the mergers occurred as of September 30, 2003. Following the mergers, AGFSG would directly and indirectly own 99.59% of Foundation Capital's Common Stock.

(11)	The "After the Mergers" column includes 8,610,327.48 shares of Common Stock that would have been converted from limited partnership Units in FCPI had the mergers occurred as of September 30, 2003.

Further Information

          For further information regarding Foundation Capital or the matters described in the Prospectus or this Prospectus Supplement, contact the Underwriter at Rives, Leavell & Co., Inc., 1430 Lelia Drive, P.O. Box 4900, Jackson, Mississippi 39296, telephone (800) 748-8877.

The date of this Prospectus Supplement is November 21, 2003

5

ANNEX A

Foundation Capital Resources, Inc.
Consolidated Balance Sheets
September 30, 2003 and December 31, 2002
	September 30, 2003 (Unaudited)	December 31, 2002
Assets
Cash and cash equivalents	$2,388,058	$6,406,403
Accounts receivable	57,554	11,017
Due from affiliates	224,500	124,292
Interest receivable	2,324,450	1,480,693
Loans receivable, net of allowance for loan losses and unamortized discounts of $2,195,456 and $1,887,118 at September 30, 2003 and December 31, 2002, respectively	159,426,368	121,559,762
Foreclosed assets held for sale, net	2,712,597	-
Held-to-maturity securities	3,705,099	2,940,917
Deferred debt offering costs	631,062	273,858
Other	11,508	59,587

Total assets	$171,481,196	$132,856,529

Liabilities and Stockholders' Equity

Liabilities
Accounts payable and accrued expenses	$181,519	$172,599

Total liabilities	181,519	172,599

Limited Partnership Minority Interest	170,091,865	131,652,895

Stockholders' Equity
Class I preferred stock, 7.25% cumulative; $10 par value; authorized 10,000,000 shares; issued and outstanding September 30, 2003 and December 31, 2002 - 0 shares and 200 shares, respectively.	-	2,000
Common stock; $10 par value; authorized 20,000,000 shares; issued and outstanding September 30, 2003 - 147,543.0 shares, December 31, 2002 - 140,817.3 shares.	1,475,430	1,408,173
Excess Stock; $10 par value; authorized 20,000,000 shares; none issued and outstanding	-	-
Additional paid-in capital (deficit)	(160,000)	(160,000)
Retained earnings (deficit)	(107,618)	(219,138)

Total stockholders' equity	1,207,812	1,031,035

Total liabilities and stockholders' equity	$171,481,196	$132,856,529

See Notes to Consolidated Financial Statements

Foundation Capital Resources, Inc.
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2003 and 2002
(Unaudited)
	Three Months Ended 2003	Three Months Ended 2002	Nine Months Ended 2003	Nine Months Ended 2002

Interest Income
Loans	$3,235,920	$2,256,146	$8,433,272	$5,598,713
Held-to-maturity securities	81,526	50,600	261,733	150,711
Deposits with banks	17,722	98,835	52,386	290,045
Total interest income	3,335,168	2,405,581	8,747,391	6,039,469

Provision for Loan Losses	26,843	-	68,985	-

Interest Income After Provision for Loan Losses	3,308,325	2,405,581	8,678,406	6,039,469

Other Income	37,144	-	66,997	-
	3,345,469	2,405,581	8,745,403	6,039,469
Other Expenses	593,826	407,042	1,419,607	839,330

Income Before Income Taxes	2,751,643	1,998,539	7,325,796	5,200,139

Provision (Credit) for Income Taxes	-	(4,000)	-	-
Income Before Preferred Payments to Limited Partnership and Minority Interest	2,751,643	2,002,539	7,325,796	5,200,139

Preferred Payments to Limited Partnership	-	2,148,447	-	5,860,002

Income (Loss) Before Minority Interest	2,751,643	(145,908)	7,325,796	(659,863)

Minority Interest	2,631,179	(158,043)	7,144,565	(659,391)

Net Income (Loss)	$120,464	$12,135	$181,231	$(472)

Basic and Diluted Earnings per Common Share	$0.83	$0.08	$1.27	$-

Dividends Declared and Paid per Common Share	$0.12	$0.19	$0.49	$0.57

See Notes to Consolidated Financial Statements

Foundation Capital Resources, Inc.
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2003 and 2002
(Unaudited)
Operating Activities	2003	2002
Net income (loss)	$181,231	$(472)
Items not requiring (providing) cash
Provision for loan losses	68,985	-
Accretion of discounts on loans and held-to-maturity securities	(361,551)	(53,254)
Amortization of deferred loan origination fees	215,765	-
Changes in
Interest receivable	(843,757)	(816,719)
Other assets	(455,870)	(159,615)
Accounts payable and accrued expenses	8,920	150,653
Income taxes payable	-	(11,500)

Net cash used in operating activities	(1,186,277)	(890,907)

Investing Activities
Origination of loans	(78,574,581)	(34,369,580)
Proceeds from principal payments on loans	33,609,391	5,911,884
Proceeds from sale of loans	4,458,738	-
Purchases of held-to-maturity securities	(912,288)	-
Maturities of held-to-maturity securities	152,156	-

Net cash used in investing activities	(41,266,584)	(28,457,696)

Financing Activities
Proceeds from issuance of common stock	67,257	175,589
Redemption of preferred stock	(2,000)	-
Dividends paid	(69,711)	(89,759)
Increase in minority interest	38,438,970	36,871,042

Net cash provided by financing activities	38,434,516	36,956,872

Increase (Decrease) in Cash and Cash Equivalents	(4,018,345)	7,608,269

Cash and Cash Equivalents, Beginning of Period	6,406,403	7,046,063

Cash and Cash Equivalents, End of Period	$2,388,058	$14,654,332

See Notes to Consolidated Financial Statements

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Note 1: Basis of Presentation

The accompanying unaudited interim consolidated financial statements of Foundation Capital Resources, Inc. ("Foundation Capital") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. The financial statements presented herein reflect all adjustments which are, in the opinion of management, necessary to fairly present the financial position, results of operations and cash flows of Foundation Capital for the periods presented. Those adjustments consist only of normal recurring adjustments. Operating results for the three months ended September 30, 2003 and 2002, and the nine months ended September 30, 2003 and 2002, are not necessarily indicative of the results that may be expected for the full year.

Certain information and note disclosures normally included in Foundation Capital's annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Foundation Capital's Annual Report on Form 10-KSB for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Nature of Operations

Foundation Capital was formed as a Georgia corporation to invest primarily in the work of churches and other nonprofit organizations by making mortgage loans to such entities and to acquire indebtedness secured by mortgages issued by them. Foundation Capital plans to qualify as an infinite life real estate investment trust (a "REIT") for its fiscal year ending December 31, 2003, in accordance with the requirements of the Internal Revenue Code of 1986, as amended. Foundation Capital will be taxed as a "C" corporation until REIT status is attained.

Principles of Consolidation

The consolidated financial statements include the accounts of Foundation Capital and two Georgia limited liability limited partnerships, Foundation Capital Partners I, LLLP and Foundation Capital Partners II, LLLP, (collectively, the "Limited Partnerships"), which are controlled by Foundation Capital in its capacity as the sole general partner. All significant inter-entity accounts and transactions have been eliminated in consolidation.

Minority Interest

The Limited Partnerships are recorded as minority interest on Foundation Capital's balance sheet because, as the sole general partner, Foundation Capital effectively controls the Limited Partnerships.

Note 2: Changes in Accounting Standards

The Financial Accounting Standards Board ("FASB") recently issued Statement of Financial Accounting Standards No. 149 ("SFAS No. 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. Foundation Capital adopted SFAS No. 149 on July 1, 2003, with no impact to the financial statements of Foundation Capital.

The FASB recently issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This statement established standards on the classification and measurement of certain financial instruments with characteristics of both debt and equity. Foundation Capital adopted SFAS No. 150 on July 1, 2003, with no impact to the financial statements of Foundation Capital. In accordance with SFAS No. 150, the limited partnership minority interest on the consolidated balance sheet is recorded at estimated fair value.

Note 3: Earnings Per Share

Earnings (loss) per share (EPS) were computed as follows:
	Nine Months Ended September 30, 2003
	Income	Weighted Average Common Shares	Per Share Amount

Net income	$181,231

Basic and diluted earnings per share
Income allocable to common stockholders	$181,231	143,050	$1.27

	Nine Months Ended September 30, 2002
	Income/(Loss)	Weighted Average Common Shares	Per Share Amount

Net income/(loss)	$(472)

Basic and diluted earnings per share
Loss allocable to common stockholders	$(472)	151,373	$(.00)

	Three Months Ended September 30, 2003
	Income	Weighted Average Common Shares		Per Share Amount

Net income	$120,464

Basic and diluted earnings per share
Income allocable to common stockholders	$120,464	145,300	$	..83

	Three Months Ended September 30, 2002
	Income	Weighted Average Common Shares		Per Share Amount

Net income	$12,135

Basic and diluted earnings per share
Income allocable to common stockholders	$12,135	155,097	$	..08

Note 4: Debt Offering

Foundation Capital has filed a Form S-11 Registration Statement with the Securities and Exchange Commission to register $55,000,000 of unsecured debt obligations with terms varying from three to ten years with interest rates currently ranging from 4.35% to 6.20% ("Debt Certificates"). The Form S-11 Registration Statement was declared effective by the Securities and Exchange Commission on October 16, 2003. As of the date of this Form 10-QSB, Foundation Capital has also received clearance to offer and sell the Debt Certificates in several states. As of November 7, 2003, no Debt Certificates had been sold.

Note 5: Limited Partnership Agreement Revisions

During the first quarter of 2003, the limited partnership agreements of the Limited Partnerships were revised so that payments to the limited partners are no longer considered guaranteed payments and expensed on the income statement, but rather are treated as distributions to the limited partners, payable if and when dividends are declared on Foundation Capital's common stock.

Foundation Capital Partners I, LLLP
Consolidated Balance Sheets
September 30, 2003 and December 31, 2002
	September 30, 2003 (Unaudited)	December 31, 2002
Assets
Cash and cash equivalents	$1,796,814	$1,918,383
Accounts receivable	44,554	4,005
Due from affiliates	(69,154)	575,434
Interest receivable	1,074,821	674,600
Loans receivable, net of allowance for loan losses and unamortized discounts of $1,142,676 and $966,032 at September 30, 2003 and December 31, 2002, respectively	74,857,426	54,058,248
Held-to-maturity securities	3,642,461	2,879,923
Foreclosed assets held for sale, net	2,712,597	-
Other	5,502	-

Total assets	$84,065,021	$60,110,593

Liabilities and Partners' Equity

Liabilities
Accounts payable and accrued expenses	$12,876	$19,457

Total liabilities	12,876	19,457

Partners' Equity	84,052,145	60,091,136

Total liabilities and partners' equity	$84,065,021	$60,110,593

See Notes to Consolidated Financial Statements

Foundation Capital Partners I, LLLP
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2003 and 2002
(Unaudited)
	Three Months Ended 2003	Three Months Ended 2002	Nine Months Ended 2003	Nine Months Ended 2002

Interest Income
Loans	$1,489,492	$1,353,470	$3,612,362	$3,264,444
Held-to-maturity securities	80,350	50,018	237,100	150,129
Deposits with banks	11,729	20,868	26,406	94,520
Total interest income	1,581,571	1,424,356	3,875,868	3,509,093

Provision for Loan Losses	10,953	-	43,700	-

Interest Income After Provision for Loan Losses	1,570,618	1,424,356	3,832,168	3,509,093

Other Income	40,954	-	66,987	-
	1,611,572	1,424,356	3,899,155	3,509,093
Other Expenses	247,718	252,835	570,162	538,151

Income Before Preferred Payments to Limited Partners	1,363,854	1,171,521	3,328,993	2,970,942

Preferred Payments to Limited Partners	-	1,119,273	-	3,118,884

Net Income (Loss)	$1,363,854	$52,248	$3,328,993	$(147,942)

See Notes to Consolidated Financial Statements

Foundation Capital Partners I, LLLP
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2003 and 2002
(Unaudited)
Operating Activities	2003	2002
Net income (loss)	$3,328,993	$(147,942)
Items not requiring (providing) cash
Provision for loan losses	43,700	-
Accretion of discounts on loans and held-to-maturity securities	(253,649)	(168,970)
Amortization of deferred loan origination fees	116,585	150,436
Changes in
Interest receivable	(400,221)	(594,258)
Other assets	598,537	46,422
Accounts payable and accrued expenses	(6,581)	87,625
Net cash provided by (used in) operating activities	3,427,364	(626,687)

Investing Activities
Origination of loans	(49,812,090)	(32,149,505)
Proceeds from principal payments on loans	26,393,679	18,272,370
Purchases of held-to-maturity securities	(762,538)	-
Net cash used in investing activities	(24,180,949)	(13,877,135)

Financing Activities
Partner contributions	23,975,473	14,789,477
Distribution to partners	(3,343,457)	-
Net cash provided by financing activities	20,632,016	14,789,477

Increase (Decrease) in Cash and Cash Equivalents	(121,569)	285,655

Cash and Cash Equivalents, Beginning of Period	1,918,383	4,522,177

Cash and Cash Equivalents, End of Period	$1,796,814	$4,807,832

See Notes to Consolidated Financial Statements

Foundation Capital Partners I, LLLP
Notes to Consolidated Financial Statements
(Unaudited)

Note 1:          Basis of Presentation

The accompanying unaudited interim consolidated financial statements of Foundation Capital Partners I, LLLP ("FCPI") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. The financial statements presented herein reflect all adjustments which are, in the opinion of management, necessary to fairly present the financial position, results of operations and cash flows of FCPI for the periods presented. Those adjustments consist only of normal recurring adjustments. Operating results for the three months ended September 30, 2003 and 2002, and the nine months ended September 30, 2003 and 2002 are not necessarily indicative of the results that may be expected for the full year.

Certain information and note disclosures normally included in FCPI's annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These financial statements should be read in conjunction with the financial statements for the year ended December 31, 2002 and notes thereto which are contained in the Form S-11 Registration Statement of FCPI, Foundation Capital Resources, Inc. ("Foundation Capital") and Foundation Capital Partners II, LLLP ("FCPII") filed with the Securities and Exchange Commission on October 14, 2003.

Nature of Operations

FCPI was formed as a Georgia limited liability partnership to invest primarily in the work of churches and other nonprofit organizations by making mortgage loans to such entities and to acquire indebtedness secured by mortgages issued by such entities. FCPI's general partner, Foundation Capital Resources, Inc., plans to qualify as an infinite life real estate investment trust (a "REIT") for its fiscal year ending December 31, 2003, in accordance with the requirements of the Internal Revenue Code of 1986, as amended.

FCPI will be operated as what is commonly referred to as a Down REIT, once Foundation Capital attains REIT status. FCPI and FCPII (collectively, the "Limited Partnerships") are recorded as minority interest on Foundation Capital's consolidated balance sheet, since, as the sole general partner, Foundation Capital effectively controls the Limited Partnerships.

Principles of Consolidation

The consolidated financial statements include the accounts of FCPI and its wholly owned subsidiary, Prattville DS, LLC. All significant inter-entity accounts and transactions have been eliminated.

Note 2:          Limited Partnership Agreement Revisions

During the first quarter of 2003, FCPI revised its limited partnership agreement. Payments to the limited partners are no longer considered guaranteed payments and expensed on the statements of operations, but rather are treated as distributions to the limited partners, payable if and when dividends are declared on common stock of Foundation Capital.

Foundation Capital Partners II, LLLP
Balance Sheets
September 30, 2003 and December 31, 2002

	September 30, 2003 (Unaudited)	December 31, 2002
Assets
Cash and cash equivalents	$404,660	$4,390,206
Accounts receivable	13,000	7,012
Due from affiliates	318,469	1,275,542
Interest receivable	1,248,470	776,230
Loans receivable, net of allowance for loan losses and unamortized discounts of $1,043,746 and $909,991 at September 30, 2003 and December 31, 2002, respectively	84,324,849	65,064,047
Held-to-maturity securities	62,637	60,994
Other	5,911	-

Total assets	$86,377,996	$71,574,032

Liabilities and Partners' Equity

Liabilities
Accounts payable and accrued expenses	$55,752	$23,460

Total liabilities	55,752	23,460

Partners' Equity	86,322,244	71,550,572

Total liabilities and partners' equity	$86,377,996	$71,574,032

See Notes to Financial Statements

Foundation Capital Partners II, LLLP
Statements of Operations
For the Three and Nine Months Ended September 30, 2003 and 2002
(Unaudited)

	Three Months Ended 2003	Three Months Ended 2002	Nine Months Ended 2003	Nine Months Ended 2002

Interest Income
Loans	$1,740,081	$845,363	$4,780,864	$2,220,391
Held-to-maturity securities	1,176	582	24,632	582
Deposits with banks	5,063	77,218	22,601	194,133
Total interest income	1,746,320	923,163	4,828,097	2,415,106

Provision for Loan Losses	15,890	-	26,811	-

Interest Income After Provision for Loan Losses	1,730,430	923,163	4,801,286	2,415,106

Other Income	-	-	-	-
	1,730,430	923,163	4,801,286	2,415,106

Other Expenses	262,100	104,280	674,712	192,200

Income Before Preferred Payments to Limited Partners	1,468,330	818,883	4,126,574	2,222,906

Preferred Payments to Limited Partners	-	1,029,174	-	2,741,118

Net Income (Loss)	$1,468,330	$(210,291)	$4,126,574	$(518,212)

See Notes to Financial Statements

Foundation Capital Partners II, LLLP
Statements of Cash Flows
For the Nine Months Ended September 30, 2003 and 2002
(Unaudited)

Operating Activities	2003	2002
Net income (loss)	$4,126,574	$(518,212)
Items not requiring (providing) cash
Provision for loan losses	26,811	-
Accretion of discounts on loans and held-to-maturity securities	(103,317)	(178,331)
Amortization of deferred origination fees	99,635	211,110
Changes in
Interest receivable	(472,240)	(232,208)
Other assets	945,176	(350,563)
Accounts payable and accrued expenses	32,291	-

Net cash provided by (used in) operating activities	4,654,930	(1,068,204)

Investing Activities
Origination of loans	(33,708,022)	(21,286,255)
Proceeds from principal payments on loans	9,965,353	6,369,757
Proceeds from sale of loans	4,458,738	-
Purchases of held-to-maturity securities	(1,643)	(46,750)

Net cash used in investing activities	(19,285,574)	(14,963,249)

Financing Activities
Partner contributions	14,446,205	22,997,041
Distribution to partners	(3,801,107)	-

Net cash provided by financing activities	10,645,098	22,997,041

Increase (Decrease) in Cash and Cash Equivalents	(3,985,546)	6,965,589

Cash and Cash Equivalents, Beginning of Period	4,390,206	2,292,140

Cash and Cash Equivalents, End of Period	$404,660	$9,257,729

See Notes to Financial Statements

Foundation Capital Partners II, LLLP
Notes to Financial Statements
(Unaudited)

Note 1:     Basis of Presentation

The accompanying unaudited interim financial statements of Foundation Capital Partners II, LLLP ("FCPII") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. The financial statements presented herein reflect all adjustments which are, in the opinion of management, necessary to fairly present the financial position, results of operations and cash flows of FCPII for the periods presented. Those adjustments consist only of normal recurring adjustments. Operating results for the three months ended September 30, 2003 and 2002, and the nine months ended September 30, 2003 and 2002 are not necessarily indicative of the results that may be expected for the full year.

Certain information and note disclosures normally included in FCPII's annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These financial statements should be read in conjunction with the financial statements for the year ended December 31, 2002 and notes thereto which are contained in the Form S-11 Registration Statement of FCPII, Foundation Capital Resources, Inc. ("Foundation Capital") and Foundation Capital Partners I, LLLP ("FCPI") filed with the Securities and Exchange Commission on October 14, 2003.

Nature of Operations

FCPII was formed as a Georgia limited liability partnership to invest primarily in the work of churches and other nonprofit organizations by making mortgage loans to such entities and to acquire indebtedness secured by mortgages issued by such entities. FCPII's general partner, Foundation Capital, plans to qualify as an infinite life real estate investment trust (a "REIT") for its fiscal year ending December 31, 2003, in accordance with the requirements of the Internal Revenue Code of 1986, as amended.

FCPII will be operated as what is commonly referred to as a Down REIT, once Foundation Capital attains REIT status. FCPII and FCPI (collectively, the "Limited Partnerships") are recorded as minority interest on Foundation Capital's consolidated balance sheet since, as the sole general partner, Foundation Capital effectively controls the Limited Partnerships.

Note 2:     Limited Partnership Agreement Revisions

During the first quarter of 2003, FCPII revised its limited partnership agreement. Payments to the limited partners are no longer considered guaranteed payments and expensed on the statements of operations, but rather are treated as distributions to the limited partners, payable if and when dividends are declared on Foundation Capital's common stock.

ANNEX B

Foundation Capital Resources, Inc.
Pro Forma Financial Statements

          The following tables contain unaudited pro forma combined financial information for Foundation Capital as if the mergers of FCPI and FCPII with and into Foundation Capital had been completed as described under "Proposed Mergers of FCPI and FCPII With and Into Foundation Capital" in this Prospectus Supplement. The following unaudited pro forma combined balance sheet as of September 30, 2003 gives effect to the mergers as if they had occurred on January 1, 2003. The following unaudited pro forma combined statements of earnings for the year to date period ended September 30, 2003 and for the year ended December 31, 2002 give effect to the mergers as if they had occurred at the beginning of the periods presented. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined financial statements.

          It is important that when you read this information, you read it along with the separate financial statements and accompanying notes of Foundation Capital, FCPI and FCPII included in this Prospectus Supplement and in the Prospectus. You should not rely on the following selected unaudited pro forma combined financial information as indicating the results of operations or financial condition that would have been achieved if the mergers had taken place earlier or that will be achieved after completion of the mergers.

Foundation Capital Resources, Inc.
Pro Forma Consolidated Balance Sheet
September 30, 2003
(Unaudited)

	As Reported	Pro Forma Adjustments	Pro Forma
Assets
Cash and cash equivalents	$2,388,058	$--	$2,388,058
Accounts receivable	57,554	--	57,554
Due from affiliates	224,500	--	224,500
Interest receivable	2,324,450	--	2,324,450
Loans receivable, net of allowance for loan losses and unamortized discounts of $2,195,456	159,426,368	--	159,426,368
Foreclosed assets held for sale, net	2,712,597	--	2,712,597
Held-to-maturity securities	3,705,099	--	3,705,099
Deferred debt offering costs	631,062	--	631,062
Other	11,508	--	11,508

Total assets	$171,481,196	$--	$171,481,196

Liabilities and Stockholders' Equity

Liabilities
Accounts payable and accrued expenses	$181,519	$--	$181,519

Total liabilities	181,519	--	181,519

Limited Partnership Minority Interest (Note 1)	$170,091,865	$(170,091,865)	$--

Stockholders' Equity
Class I preferred stock, 7.25% cumulative; $10 par value	--	--	--

Common stock; $10 par value (Note 1)	1,475,430	170,091,865	171,567,295
Excess stock; $10 par value	--	--	--
Additional paid-in capital (deficit)	(160,000)	--	(160,000)
Retained earnings (deficit)	(107,618)	--	(107,618)

Total stockholders' equity (Note 1)	1,207,812	170,091,865	171,299,677

Total liabilities and stockholders' equity	$171,481,196	$--	$171,481,196

SEE NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Foundation Capital Resources, Inc.
Pro Forma Consolidated Statement of Operations
For the Nine Months Ended September 30, 2003
(Unaudited)

	As Reported	Pro Forma Adjustments	Pro Forma

Interest Income
Loans	$8,433,272	$--	$8,433,272
Held-to-maturity securities	261,733	--	261,733
Deposits with banks	52,386	--	52,386
Total interest income	8,747,391	--	8,747,391

Provision for Loan Losses	68,985	--	68,985

Interest Income After Provision for Loan Losses	8,678,406	--	8,678,406

Other Income	66,997	--	66,997
	8,745,403	--	8,745,403

Other Expenses	1,419,607	--	1,419,607

Income Before Income Taxes	7,325,796	--	7,325,796

Provision for Income Taxes	--	--	--

Income Before Payments to Limited Partnership and Minority Interest	7,325,796	--	7,325,796

Payments to Limited Partnership	--	--	--

Income (Loss) Before Minority Interest	7,325,796	--	7,325,796
Minority Interest (Note 2)	7,144,565	(7,144,565)	--
Net Income (Loss) (Note 2)	$181,231	$7,144,565	$7,325,796
Basic and Diluted Earnings (Loss) per Common Share	$1.27	$(0.84)	$0.43

SEE NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Foundation Capital Resources, Inc.
Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2002
(Unaudited)

	As Reported	Pro Forma Adjustments	Pro Forma

Interest Income
Loans	$7,545,411	--	7,545,411
Held-to-maturity securities	207,861	--	207,861
Deposits with banks	336,029	--	336,029
Total interest income	8,089,301	--	8,089,301

Provision for Loan Losses	--	--	--

Interest Income After Provision for Loan Losses	8,089,301	--	8,089,301

Other Income	13,495	--	13,495
	8,102,796	--	8,102,796

Other Expenses	1,184,851	--	1,184,851

Income Before Income Taxes	6,917,945	--	6,917,945

Provision for Income Taxes	--	--	--

Income Before Payments to Limited Partnership and Minority Interest	6,917,945	--	6,917,945

Payments to Limited Partnership	8,017,346	(8,017,346)	--

Income (Loss) Before Minority Interest	(1,099,401)	(8,017,346)	6,917,945
Minority Interest (Note 2)	(1,079,329)	1,079,329	--
Net Income (Loss) (Note 2)	$(20,072)	(6,938,017)	6,917,945
Basic and Diluted Earnings (Loss) per Common Share	$(0.13)	$0.53	$0.40

SEE NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Foundation Capital Resources, Inc.
Notes to Pro Forma Financial Statements

Note 1:          Pro Forma Adjustments For Conversion of Limited Partnership Units into Common Stock

The pro forma adjustments for these line items reflect the conversion of limited partnership Units in FCPI and FCPII into shares of Foundation Capital Common Stock in the proposed mergers. Following that conversion, there would no longer be a Limited Partnership Minority Interest line item on the balance sheet, the number of shares of Foundation Capital Common Stock outstanding would increase, and Stockholders' Equity would correspondingly increase.

Note 2:          Pro Forma Adjustments to Minority Interest and Net Income

The pro forma adjustments for these line items also reflect the conversion of limited partnership Units in FCPI and FCPII into shares of Foundation Capital Common Stock in the proposed mergers. Following that conversion, there would no longer be a Minority Interest line item on the statement of operations. As a result, Net Income would increase.